Exhibit 5.1

July 8, 2016

Titan Technologies Corporation

2 Circle Star Way

San Carlos, California 94070

Ladies and Gentlemen:

We have acted as counsel to Titan Technologies Corporation, a Delaware corporation (the “New Parent”), in connection with the preparation of a registration statement on Form S-4, File No. 333-211874 (as the same may be amended and together with all exhibits thereto, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration by the New Parent of up to 161,581,975 shares (the “Shares”) of the New Parent’s common stock, par value $0.001 per share, upon the consummation of the mergers (the “Mergers”) of (i) Nova Acquisition Sub, Inc., a Delaware corporation, and a wholly owned subsidiary of New Parent (“Rovi Merger Sub”), with and into Rovi Corporation, a Delaware corporation (“Rovi”), with Rovi surviving the merger as a wholly owned subsidiary of New Parent, and (ii) Titan Acquisition Sub, Inc., a Delaware corporation, and another wholly owned subsidiary of New Parent (“TiVo Merger Sub”), with and into TiVo, Inc., a Delaware corporation (“TiVo”), with TiVo surviving the merger as a wholly owned subsidiary of New Parent, in each case, pursuant to that certain Agreement and Plan of Merger, dated as of April 28, 2016, by and among the New Parent, Rovi Merger Sub, Rovi, TiVo Merger Sub, and TiVo (the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the New Parent’s Restated Certificate of Incorporation and Amended and Restated By-Laws, each as currently in effect, the New Parent’s Restated and Amended Certificate of Incorporation attached in Exhibit C to the Merger Agreement (the “Restated Certificate of Incorporation”), the New Parent’s Amended and Restated By-Laws also attached in Exhibit C to the Merger Agreement (the “Restated By-Laws”) and originals, or copies certified to our satisfaction, of such other documents, records, certificates, memoranda and other instruments as we deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Securities Act, (ii) the transactions contemplated by the Merger Agreement, including the Mergers, will have been consummated in accordance with the Merger Agreement, (iii) the New Parent’s Board of Directors approves the New Parent’s Restated Certificate of Incorporation and the Amended and Restated By-Laws, (iv) the New Parent’s Restated Certificate of Incorporation will have been duly filed with the Secretary of State of the State of Delaware, and (v) the issuance of the Shares will be duly authorized by the Board or a committee thereof.

COOLEY LLP 3175 HANOVER STREET PALO ALTO, CA 94304-1130

T: (650) 843-5000 F: (650) 849-7400 COOLEY.COM

Titan Technologies Corporation

July 8, 2016

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued as described in the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, Cooley LLP

By:	/s/ Craig Menden
Craig Menden

COOLEY LLP 3175 HANOVER STREET PALO ALTO, CA 94304-1130

T: (650) 843-5000 F: (650) 849-7400 COOLEY.COM